Exhibit 4.4

JOURNAL NO. 26,372-2003

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

INVERSIONES PACIFICO II LIMITADA ET AL

AND

TELEFÓNICA EMPRESAS CTC CHILE S.A.

In Santiago, Republic of Chile, on August 27, 2003, before me, René Benavente Cash, attorney, Notary Public, Titular of the Forty-Fifth Notarial Office of Santiago, domiciled in this city at Paseo Huérfanos 979, 7th floor, there appeared:

1.	INVERSIONES PACIFICO II LIMITADA, taxpayer identification number 88,492,000-0, and

2.	INVERSIONES ATLANTICO LIMITADA, taxpayer identification number 78,091,430-0,

both represented, as shall be evidenced, by Mr. ANDRES NAVARRO HAEUSSLER, Chilean, married, civil engineer, national identity card number 5,078,702-8, and by Mr. PABLO NAVARRO HAEUSSLER, Chilean, married, civil engineer, national identity card number 6,441,662-6, all domiciled for these purposes at Teatinos 500, borough and city of Santiago, hereinafter also called "Pacifico" and "Atlantico," respectively;

3.	INVERSIONES SANTA ISABEL LIMITADA, taxpayer identification number 79,822,680-0, represented by Mr. ANDRES NAVARRO HAEUSSLER, identified above, hereinafter also called "Santa Isabel," of the same foregoing domicile, as one party, hereinafter collectively called the "Buyers"; and as the other,

4.	TELEFONICA EMPRESAS CTC CHILE S.A., taxpayer identification number 90.430.000-4, represented by Mr. CLAUDIO ARMANDO MUÑOZ ZUÑIGA, Chilean, married, civil industrial engineer, national identity card number 9,618,122-1, both domiciled for these purposes at Avenida Providencia No. 119, 29th floor, borough of Providencia, hereinafter also called "Telefónica" or the "Seller."

The parties are of age, evidenced their entities by the aforesaid identity cards and state that they have agreed to enter into the following purchase agreement:

WHEREAS:

1.	Telefónica is currently the sole owner and holder of 35,000 shares in SOCIEDAD NACIONAL DE PROCESAMIENTO DE DATOS S.A., hereinafter "SONDA" or the "Company," equal to 35% of the shares validly issued by the Company pursuant to Share Certificate No. 24 issued September 26, 2002;

2.	SONDA was incorporated as a limited liability company by public deed executed October 30, 1974, in the Santiago Notarial Office of Mr. Herman Chadwick. It was transformed into a stock corporation by public deed dated September 17, 1991, an abstract of which was registered on page 28,201, number 14,276, of the 1991 Commercial Registry of the Santiago Real Estate Registrar and was published in the Official Gazette on September 24th of the same year.

3.	Pacífico, Atlántico and Santa Isabel taken as a whole are currently the controlling shareholders who have actively participated in the administration of Sonda and know of its actual financial, accounting, tax and legal condition wherefore they expressly release Telefónica from the obligation to make any representations in regard to Sonda.

4.	On July 29, 2003, Santa Isabel advised Telefónica of its decision to exercise its purchase option for Sonda shares in advance, in accordance with the stipulations in the second clause, letter C), of the option agreement made between Santa Isabel and Telefónica by private deed dated September 26, 2002. Santa Isabel expressed its decision in the same notice to purchase and acquire the shares for itself and for Atlántico and Pacífico, in the proportions indicated in such letter.

5.	The parties have mutually agreed to change the sale terms indicated in letter C) of the document dated September 26, 2002, to which the preceding number refers, and they have agreed to a total price of one million nine hundred and seventy-two thousand two hundred and six unidades de fomento (U.F. 1, 972,206) for 35% of the shares in Sonda.

FIRST: Purchase of the Shares

Telefónica, duly represented by Mr. Claudio Muñoz Zuñiga, hereby sells, assigns and transfers all of its 35,000 shares in Sonda to Pacífico, Atlántico and Santa Isabel, who purchase, acquire and accept such shares for theemselves in the following proportions:

(i)	Pacífico purchases and acquires 22,077 shares;

(ii)	Atlántico purchases and acquires 5,385 shares; and

(iii)	Santa Isabel purchases and acquires 7,538 shares.

SECOND: Price

The total purchase price for the shares indicated in the preceding point is the sum of thirty three billion three hundred and eighty-eight million three hundred and sixty-two thousand eight hundred and sixty-seven pesos, (CH$33,388,262,867) equal in pesos, legal tender, to one million nine hundred and seventy-two thousand two hundred and six unidades de fomento (U.F. 1,972,206) paid by the Buyers at once, in this act, by bank checks endorsed in the name of the Seller, in the following proportions:

(i)	Pacífico pays the sum of twenty-one billion sixty million four hundred and twenty-five thousand three hundred and forty-three pesos (Ch$ 21,060,425,343) through the delivery of the following bank checks:

(a)	Bank check No. 4134879, issued by BCI in the amount of nine billion eight hundred and twenty-seven million one hundred and twenty-five thousand eight hundred and eight pesos, (Ch$9,827,125,808) and

(b)	Bank Check No. 1669230, issued by Banco del Estado in the amount of eleven billion two hundred and thirty-three million two hundred and ninety-nine thousand five hundred and thirty-five pesos (Ch$ 11,233,299,535);

(ii)	Atlántico pays the sum of five billion one hundred and thirty-seven million thirty-eight thousand one hundred and fifteen pesos (Ch$ 5,137,038,115) through the delivery of bank check No. 691975-2, issued by Banco de Chile in such amount; and

(iii)	Santa Isabel pays the sum of seven billion one hundred and ninety million eight hundred and ninety-nine thousand four hundred and nine pesos (Ch$7,190,899,409) through delivery of the following bank checks:

(a)	Bank check No. 4134877, issued by BCI in the amount of one billion six hundred and eighty-four million nine hundred thousand one hundred and ninety-two pesos (Ch$1,684,900,192);

(b)	Bank Check No. 973206, issued by Banco Security in the amount of four billion fifty-three million nine hundred and ninety-three thousand eight hundred and fifteen pesos (Ch$4,053,993,815); and

(c)	Bank Check No. 691974-4, issued by Banco de Chile in the amount of one billion four hundred and fifty-two million five thousand four hundred and two pesos (Ch$1,452,005,402).

Telefónica declares receipt of such sums to its full satisfaction and deems the price paid in its entirety.

THIRD: Share Certificates

Telefónica hereby delivers the certificate for the shares they have acquired and paid for herein to the Buyers, who declare receipt thereof.

FOURTH: Return of Guarantees

As the obligations assumed by Santa Isabel in the Option Agreement dated September 26, 2002 have been fulfilled opportunely in full, Telefónica hereby returns the following bank bonds to Santa Isabel:

(i)	Bond No. 0504583, issued by Banco del Estado de Chile in the amount of seven hundred and eighty-three thousand one hundred and eighty-five unidades de fomento, to expire September 26, 2003;

(ii)	Bond No. 0085376, issued by Banco de Crédito e Inversiones in the amount of nine hundred thousand unidades de fomento, to expire September 25, 2003; and

(iii)	Bond No. 18615, issued by Banco Security in the amount of three hundred thousand unidades de fomento, to expire September 25, 2003;

The representative of Santa Isabel declares receipt of such documents to his full satisfaction.

FIFTH: Representations by the Parties

For purposes hereof, the parties represent the following:

(a)	Both the execution of this agreement as well as performance of all obligations herein contained are within the authority of the parties, have been approved by the management organs of each thereof, and constitute a valid and binding contract.

(b)	The execution and performance of this agreement by both parties does not breach nor conflict with their repsective by-laws nor those of the Company, nor breach or violate any legal, administrative, regulatory rule or judicial resolution notified and binding upon the parties.

(c)	Telefónica represents that the shares sold are free of any lien, prohibition, attachment, debt or litigation.

(d)	The parties declare the option agreement dated September 26, 2002 to be fulfilled in full and grant each other an ample and complete discharge.

SIXTH: Termination of Agreement

Pacífico, Atlántico and Telefónica hereby agreed to terminate and annul all parts of the Shareholders' Agreement they signed as shareholders in Sonda by private deed dated September 26, 2002, and to grant each other a full and complete discharge in such regard. This discharge does not include the obligations assumed by Compañía de Telecomunicaciones de Chile S.A. in the framework of such Shareholders' Agreement as the parent company of Telefónica Empresas CTC Chile S.A., pursuant to an agreement set out in the public deed dated September 26, 2002, executed before Raúl Undurraga Laso, Notary of Santiago, which remain in full force.

SEVENTH: Miscellaneous

Expenses: All fees, expenses and costs derived from this agreement will be paid by the Buyers.

Governing Law. This agreement is governed by the laws of the Republic of Chile.

Domicile. For all legal purposes derived herefrom, the parties elect their domicile as the city and borough of Santiago.

Authorities. The authority of the representative of Telefónica Empresas CTC Chile S.A. is evidenced in the public deed dated July 30, 2002, executed before Alvaro Bianchi Rosas, Notary Public of Santiago.

The authority of the representatives of Inversiones Pacífico II Limitada is evidenced in the public deed executed October 27, 1995 in the Santiago Notarial Office of Mr. Andrés Rubio Flores.

The authority of the representatives of Inversiones Atlántico Limitada is evidenced in the public deed executed October 27, 1995 in the Santiago Notarial Office of Mr. Andrés Rubio Flores.

The authority of the representative of Inversiones Santa Isabel Limitada is evidenced in the public deed executed October 27, 1995 in the Santiago Notarial Office of Mr. Andrés Rubio Flores.

In witness whereof, the parties so execute and sign after reading, together with the authenticating notary. A copy is given. I attest.

/s/ ANDRES NAVARRO HAEUSSLER

ANDRES NAVARRO HAEUSSLER

for INVERSIONES PACIFICO II LIMITADA

for INVERSIONES ATLANTICO LIMITADA

for INVERSIONES SANTA ISABEL LIMITADA

/s/ PABLO NAVARRO HAEUSSLER

PABLO NAVARRO HAEUSSLER

for INVERSIONES PACIFICO II LIMITADA

for INVERSIONES ATLANTICO LIMITADA

/s/ CLAUDIO MUÑOZ ZUÑIGA

CLAUDIO MUÑOZ ZUÑIGA

for TELEFONICA EMPRESAS CTC CHILE S.A.

I do certify that this copy, consisting of

4 pages, is a true record of the original.

Santiago, August 27, 2003

/s/ RENE BENAVENTE CASH

RENE BENAVENTE CASH

45th Notary Public of Santiago